Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 18, 2005 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 31, 2005 with respect to the financial statements of IDS Life Accounts F, H, G, PZ, RZ, KZ, QZ, LZ, IZ, N, MZ, JZ, SZ & TZ included in Post-Effective Amendment No. 35 to the Registration Statement (Form N-4, No. 2-73114) for the registration of the IDS Life Variable Retirement & Combination Retirement Annuities offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP
                                                           ---------------------
                                                               Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2005